Exhibit 5.1

Zysman, Aharoni, Gayer and Co.

October 24, 2013

To:

Alcobra Ltd.

Amot Investment Building

2 Weizman St. 9th Floor

Tel Aviv 6423902 Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen,

We have acted as Israeli counsel for Alcobra Ltd., an Israeli company (the “Company”), in connection with the underwritten public offering (the “Offering”) by the Company of up to an aggregate of 2,300,000 shares (the “Offered Shares”) of the Company’s ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), including Shares issuable upon exercise of the underwriters’ over-allotment option. This opinion letter is rendered pursuant to Item 8(a) of Form F-1 of the United States Securities and Exchange Commission (the “SEC”) and Item 601(b)(5) of the SEC’s Regulation S-K under the United States Securities Act of 1933, as amended (the “Act”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 , filed by the Company with the SEC and to which this opinion is attached as an exhibit (the “Registration Statement”); (ii) the exhibits to the Registration Statement including the form of Underwriting Agreement between the Company, on the one hand, and Stifel, Nicolaus & Company, Incorporated and Aegis Capital Corp., as representatives of the several underwriters, on the other (the “Underwriting Agreement”), (iii) copies of the articles of association of the Company, as currently in effect; (iv) resolutions of the board of directors of the Company, approved heretofore, which relate to the Registration Statement and the actions to be taken in connection with the Offering; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) the Offered Shares have been duly authorized for issuance by all necessary corporate action by the Company; and (ii) upon payment to the Company of the consideration in such amount and form as shall be determined by the board of directors of the Company or an authorized committee thereof, the Offered Shares, when issued and sold in the Offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable .

We are members of the Bar of the State of Israel and we do not express any opinion as to the laws of any other jurisdiction other than those of the State of Israel.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Zysman, Aharoni, Gayer& Co.